EXHIBIT 99.1

Contact:	Jane W. McCahon
Conway Communications
978-443-0160
janewmccahon@earthlink.net

XERIUM TECHNOLOGIES REPORTS FIRST QUARTER 2008 RESULTS

YOUNGSVILLE, NC, MAY 7, 2008 – Xerium Technologies, Inc. (NYSE: XRM), a leading global manufacturer of clothing and roll covers used primarily in the paper production process, today reported results for the first quarter ended March 31, 2008. Highlights for the quarter include:

•

Net sales for the first quarter of 2008 were $159.0 million, a 10.4% increase from net sales of $144.0 million for the first quarter of 2007. Excluding currency effects described below, first quarter 2008 net sales increased 2.4% from the first quarter of 2007, with growth of 2.7% and 1.6% in the clothing and roll covers segments, respectively.

•

Income from operations increased by 21.2% to $20.6 million in the first quarter of 2008 from $17.0 million in the first quarter of 2007. Restructuring and impairment expenses in the first quarter of 2008 were $0.5 million, as compared to $4.1 million in the first quarter of 2007.

•

Xerium recorded a net loss of $4.7 million, or $0.10 per diluted share, for the first quarter of 2008. Significant items contributing to the net loss were a $12.2 million pre-tax, non-cash charge to interest expense reflecting the mark-to-market decrease in the fair value of the Company’s interest rate swaps in the first quarter of 2008, compared to a $1.6 million charge in the first quarter of 2007 (see below for additional detail) and a provision for income taxes of $3.6 million in the first quarter of 2008 compared to $1.4 million in the first quarter of 2007. Net income for the first quarter 2007 was $3.0 million, or $0.07 per diluted share.

•

Net cash generated by operating activities was $29.8 million for the first quarter of 2008, compared to $15.3 million in the same quarter last year, resulting primarily from improvements in working capital.

•

Adjusted EBITDA (as defined in the Company’s credit facility) was $34.8 million for the first quarter of 2008, compared to $32.8 million for the first quarter of 2007. See “EBITDA and Adjusted EBITDA Reconciliation” below.

•

Cash on hand at March 31, 2008 was $31.0 million compared to cash on hand of $17.7 million at March 31, 2007. Cash on hand at December 31, 2007 was $24.2 million. Total debt principal and interest payments amounted to $24.8 million during the first quarter of 2008 as compared with $13.7 million during the first quarter of 2007.

•

As a result of the Company’s credit facility issues (see Credit Facility Update below), the Company’s balance sheet as of March 31, 2008 includes a reclassification to current debt of $658.8 million, the portion of the long-term debt under the senior credit facility that would have been in default of the credit agreement had the Company not obtained the temporary waiver. Additionally, because this debt is potentially payable prior to the expiration of the underlying interest rate swaps, hedge accounting under SFAS No. 133 was no longer applicable for the Company’s interest rate swaps and the mark-to-market decrease in their fair value of $12.2 million was recorded as a non-cash charge to interest expense during the first quarter of 2008.

Credit Facility Update

Xerium’s credit facility requires the Company to meet certain operating requirements and financial ratios in order to avoid a default or event of default under the facility. Although the Company expects it would generate cash flow from operations sufficient to service the debt under the credit facility prior to the stated maturity of the debt if there is not otherwise an event of default and acceleration of the maturity of the debt, the Company did not satisfy the leverage ratio covenant for the period ended March 31, 2008. Failure to satisfy the covenant would constitute a default under its credit facility absent a waiver from its lenders. As previously reported, Xerium’s independent registered public accounting firm included an explanatory paragraph in its report on the 2007 consolidated financial statements related to the uncertainty in the Company’s ability to continue as a going concern. The going concern notation also constitutes a default under the Company’s credit facility absent a waiver. On April 8, 2008, the Company obtained a temporary waiver from the lenders for these defaults. The waiver is in effect until May 31, 2008. Because the existing financial ratio covenants become more restrictive over time, the Company does not expect to be in compliance with certain financial ratio covenants for future periods as well. The Company is currently seeking to secure a permanent waiver and to amend the financial covenants and other parameters in its credit facility.

As disclosed on March 18, 2008, the Company determined not to declare a cash dividend on its common stock for the first quarter of 2008. The credit facility waiver described above amends the credit facility to prohibit the payment of dividends on the Company’s common stock.

Stephen Light, President and Chief Executive Officer of Xerium Technologies, said, “Our operating results for the first quarter were solid, despite ongoing challenges in portions of the paper industry. Importantly, net cash generated by operating activities improved significantly as our initial efforts to enhance working capital began to take hold.”

He added, “We remain in active discussions with our lending group to secure amendments to the Company’s credit facility to avoid default and allow Xerium greater financial and operating flexibility going forward. In concert with these discussions, we are finalizing a revised long-range business plan designed to increase cash generation over the next few years through improved operating efficiencies and working capital reductions, and to apply that cash to the repayment of debt. We believe the achievement of these measures will significantly enhance the Company’s operations and results in the future.”

ADDITIONAL QUARTERLY FINANCIAL HIGHLIGHTS

•

Capital expenditures for the first quarter of 2008 were $12.1 million, compared to $7.1 million for the first quarter of 2007. Approximately $9.8 million of capital expenditures in this year’s quarter were directed toward projects designed to support the Company’s growth objectives, with the remaining $2.3 million used to sustain the Company’s existing operations and facilities. Less than $1 million of new capital expenditures was committed during the quarter.

•

The Company recorded a foreign exchange gain in the first quarter of 2008 of $3.5 million, compared to a foreign exchange loss of $0.4 million in the first quarter of 2007. Foreign exchange gains and losses are primarily the result of intercompany activity and hedging thereon.

•

The Company recorded a provision for income taxes of $3.6 million in the first quarter of 2008 resulting primarily from tax liability in countries outside of the United States, compared to $1.4 million in the first quarter of 2007.

•	During the first quarter of 2008, Xerium made total debt principal repayments of $12.0 million compared to $6.0 million in the first quarter 2007.

The following table presents net sales for the first quarters of 2008 and 2007 by segment and the effect of currency on pricing and translation on first quarter 2008 net sales:

			Increase in net sales from Q1 2007 to Q1 2008	Increase in Q1 2008 net sales due to currency translation*			**Change in Q1 2008 net sales due to currency effects on pricing	Percent increase in net sales from Q1 2007 to Q1 2008 excluding effect of currency on pricing and translation
	Net Sales Three Months Ended March 31,				Percent increase (decrease) in net sales from Q1 2007 to Q1 2008
	2008	2007			Total	Excluding currency translation effect
Clothing	$103.6	$93.3	$10.3	$10.8	11.0%	(0.5)%	$(3.1)	2.7%
Roll Covers	55.4	50.7	4.7	3.9	9.3%	1.6%	—	1.6%
Total	$159.0	$144.0	$15.0	$14.7	10.4%	0.2%	$(3.1)	2.4%

* Increase in first quarter 2008 net sales due to currency translation is calculated by subtracting (i) an amount equal to net sales for the first quarter of 2007 from (ii) net sales for the first quarter of 2007 at the applicable average foreign currency exchange rate for the first quarter of 2008.

** Change in the first quarter 2008 net sales due to currency effect on pricing relates to sales prices indexed in U.S. dollars by certain non-U.S. operations and is calculated based on the difference in the exchange rate from the time of pricing commitment to the customer and the point at which the sale transaction is recorded.

Clothing Segment Commentary

•

Clothing segment sales during the first quarter of 2008 increased 11.0% to $103.6 million from $93.3 million in the comparable period of 2007, reflecting favorable currency effects and increased sales in Asia-Pacific and Europe, partially offset by reduced sales volumes in North and South America. Excluding the currency effects on translation and pricing described above, clothing segment sales for the first quarter of 2008 would have increased 2.7% as compared with the first quarter of 2007.

•	Overall pricing levels for the clothing segment in the first quarter of 2008 decreased approximately 1.0% compared with first quarter 2007 levels.

•	Clothing segment earnings for the first quarter of 2008 of $23.9 million remained relatively constant compared to the prior year quarter at $23.7 million.

Roll Covers Segment Commentary

•

Roll covers segment sales during the first quarter of 2008 increased 9.3% to $55.4 million, from $50.7 million in the comparable period in 2007, due to favorable currency effects, increased sales in Europe and in Asia-Pacific due to the Company’s acquisition of roll covers operations in China in the fourth quarter of 2007, partially offset by reduced sales volumes in North and South America. Excluding the currency effects described above, in the first quarter of 2008, roll covers segment sales increased 1.6% from the first quarter of 2007.

•	Overall pricing levels in the roll covers segment declined by approximately 3% in the first quarter of 2008 compared to the same period in 2007.

•

Roll covers segment earnings for the first quarter of 2008 of $14.0 million increased 15.7% compared to the prior year quarter. Key drivers of this improvement include higher sales volumes and the positive impact of the Company’s restructuring and efficiency programs.

CONFERENCE CALL

The Company plans to hold a conference call to discuss these results tomorrow morning, Thursday, May 8, 2008, beginning at 8:00 am ET. The call is accessible via the Company’s website (www.xerium.com) following the links to investor relations and webcasts. To access the conference call, please dial 877-391-6733, using passcode 96503289, at least 10 minutes prior to the call’s start. Internationally, the call may be accessed by dialing 617-597-9372, using the same passcode. The call will be available as an archived webcast on the Company’s website beginning approximately an hour after the call is completed.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA and EBITDA are not measures of performance under generally accepted accounting principles (“GAAP”); they are non-GAAP financial measures. Xerium Technologies uses these measures as supplementary non-GAAP financial measures to assist in evaluating liquidity and financial performance, specifically in evaluating the Company’s ability to service indebtedness and to fund ongoing capital expenditures. Xerium Technologies’ credit facility includes covenants based upon Adjusted EBITDA. If Adjusted EBITDA declines below certain levels, the Company could go into default under the credit facility or be required to prepay the credit facility. Neither Adjusted EBITDA nor EBITDA should be considered in isolation or as a substitute for net cash provided by operating activities (as determined in accordance with GAAP) or income from operations (as determined in accordance with GAAP). For additional information regarding Adjusted EBITDA and EBITDA, and a reconciliation of such measures to the most comparable financial measures under GAAP, please see below. The information in this press release should be read in conjunction with the financial statements and footnotes contained in our documents to be filed with the Securities and Exchange Commission.

ABOUT XERIUM TECHNOLOGIES

Xerium Technologies Inc. (NYSE: XRM) is a leading global manufacturer and supplier of two types of consumable products used primarily in the production of paper: clothing and roll covers. The company, which operates around the world under a variety of brand names, utilizes a broad portfolio of patented and proprietary technologies to provide customers with tailored solutions and products integral to production, all designed to optimize performance and reduce operational costs. With 35 manufacturing facilities in 15 countries around the world, Xerium has approximately 3,700 employees.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements. These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. In some cases, forward-looking statements can be identified by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terminology. Undue reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements. Factors that could materially affect our actual results, levels of activity, performance or achievements include the following items: (i) our lenders would have the right to demand immediate repayment of our obligations under our credit facility and counterparties may have the right to terminate our existing interest rate swaps if we remain in default of our financial covenants at May 31, 2008; (ii) our borrowing costs are likely to increase in the event that we are able to reach agreement on amendment of our financial covenants or otherwise refinance our credit facility; (iii) the New York Stock Exchange may delist our common stock if we are unable to meet the NYSE listing requirements; (iv) our revenues and profitability could be adversely affected by fluctuations in currency exchange rates; (v) our profitability would be reduced by a decline in the prices of our products; (vi) our profitability could be adversely affected by fluctuations in interest rates; (vii) we may not be able to develop and market new products successfully or we may not be successful in competing against new technologies developed by competitors; (viii) our credit facility contains restrictive covenants, including covenants requiring compliance with minimum interest coverage and fixed charge coverage ratios and maximum leverage ratios, that will require us to improve our performance over time in order to comply therewith; (ix) our credit facility, as amended, prohibits the payment of dividends on our common stock; (x) we may have insufficient cash to fund growth and unexpected cash needs after satisfying our debt service obligations due to our high degree of leverage and significant debt service obligations; (xi) we are subject to the risk of weaker economic conditions, including without limitation those affecting the paper industry, in the locations around the world where we conduct business, including current turmoil in the credit markets; (xii) we may be required to incur significant costs to reorganize our operations in response to market changes in the paper industry; (xiii) we are subject to the risk of terrorist attacks or an outbreak or escalation of any insurrection or armed conflict involving the United States or any other country in which we conduct business, or any other national or international calamity; (xiv) we are subject to any future changes in government regulation; (xv) we are subject to any changes in U.S. or foreign government policies, laws and practices regarding the repatriation of funds or taxes and (xvi) those other risks described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended December 31, 2007 filed with the Securities and Exchange Commission and subsequent SEC filings. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this press release reflects our current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to our operations, results of operations, growth strategy, and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

Financial Tables Follow

Xerium Technologies, Inc.

Condensed Consolidated Balance Sheets—(Unaudited)

(dollars in thousands, except per share data)

	March 31, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$31,020	$24,218
Accounts receivable (net of allowance for doubtful accounts of $5,260 at March 31, 2008 and $5,367 at December 31, 2007)	111,561	113,256
Inventories	118,658	113,136
Prepaid expenses	5,276	6,287
Other current assets	31,165	29,441

Total current assets	297,680	286,338
Property and equipment, net	438,664	421,470
Goodwill	166,261	159,892
Intangible assets	16,268	17,381
Other assets	6,568	6,360

Total assets	$925,441	$891,441

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Notes payable	$1,026	$1,676
Accounts payable	48,699	44,842
Accrued expenses	81,348	61,070
Current maturities of long-term debt	7,244	19,253
Long-term debt classified as current	658,815	641,179

Total current liabilities	797,132	768,020
Long-term debt, net of current maturities and long-term debt classified as current	4,882	4,693
Deferred and long term taxes	23,223	23,114
Pension, other postretirement and postemployment obligations	93,287	90,749
Other long-term liabilities	6,518	5,917
Commitments and contingencies
Stockholders’ equity (deficit)
Preferred stock, $0.01 par value, 1,000,000 shares authorized; no shares outstanding as of March 31, 2008 and December 31, 2007	—	—
Common stock, $0.01 par value, 150,000,000 shares authorized; 46,088,662 and 46,028,003 shares outstanding as of March 31, 2008 and December 31, 2007, respectively	461	460
Paid-in capital	216,721	216,360
Accumulated deficit	(250,220)	(245,511)
Accumulated other comprehensive income	33,437	27,639

Total stockholders’ equity (deficit)	399	(1,052)

Total liabilities and stockholders’ equity (deficit)	$925,441	$891,441

Xerium Technologies, Inc.

Condensed Consolidated Statements of Operations – (Unaudited)

(dollars in thousands, except per share data)

	Three Months Ended March 31, March 31,
	2008	2007
Net sales	$158,987	$143,958
Costs and expenses:
Cost of products sold	95,655	83,180
Selling	20,465	19,453
General and administrative	18,690	17,613
Restructuring and impairments	532	4,133
Research and development	3,003	2,554

	138,345	126,933

Income from operations	20,642	17,025
Interest expense	(25,415)	(12,434)
Interest income	194	247
Foreign exchange gain (loss)	3,509	(396)

Income (loss) before provision for income taxes	(1,070)	4,442
Provision for income taxes	3,639	1,401

Net income (loss)	$(4,709)	$3,041

Net income (loss) per share:
Basic	$(0.10)	$0.07

Diluted	$(0.10)	$0.07

Shares used in computing net income (loss) per share:
Basic	46,048,667	43,912,491

Diluted	46,048,667	44,076,366

Dividends per common share:	$—	$0.225

Xerium Technologies, Inc.

Condensed Consolidated Statements of Cash Flows—(Unaudited)

(dollars in thousands)

	Three Months Ended March 31,
	2008	2007
Operating activities
Net income (loss)	$(4,709)	$3,041
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Stock-based compensation	471	535
Depreciation	10,889	9,888
Amortization of intangibles	1,114	1,111
Deferred financing cost amortization	1,095	918
Unrealized foreign exchange (gain) loss on revaluation of debt	(1,985)	19
Deferred taxes	(761)	(1,123)
Asset impairment	—	389
(Gain) loss on disposition of property and equipment	—	78
Change in the fair value of interest rate swaps	12,156	1,563
Change in assets and liabilities which provided (used) cash:
Accounts receivable	5,608	6,811
Inventories	(537)	(5,815)
Prepaid expenses	1,317	(2,219)
Other current assets	(2,170)	1,639
Accounts payable and accrued expenses	7,547	(2,848)
Deferred and other long term liabilities	(261)	1,267

Net cash provided by operating activities	29,774	15,254
Investing activities
Capital expenditures, gross	(12,103)	(7,101)
Proceeds from disposals of property and equipment	33	64
Payment for acquisitions, net of cash acquired	(66)	—
Other	—	95

Net cash used in investing activities	(12,136)	(6,942)
Financing activities
Net decrease in borrowings (maturities of 90 days or less)	(837)	(327)
Proceeds from borrowings (maturities longer than 90 days)	—	2,494
Principal payments on debt	(11,204)	(5,722)
Cash dividends on common stock	—	(4,700)
Other	(108)	—

Net cash used in financing activities	(12,149)	(8,255)
Effect of exchange rate changes on cash flows	1,313	845

Net increase (decrease) in cash	6,802	902
Cash and cash equivalents at beginning of period	24,218	16,816

Cash and cash equivalents at end of period	$31,020	$17,718

Supplemental schedule of noncash financing activities:
Common stock issued in lieu of cash dividends pursuant to the Dividend Reinvestment Plan	$—	$5,152

EBITDA is defined as net income (loss) before interest expense, income tax provision and depreciation and amortization. Adjusted EBITDA is defined in our credit facility and is EBITDA plus (i) expenses or losses incurred on or prior to the completion of our initial public offering in connection with proposed or completed debt or equity financing transactions, including expenses or losses related to the early retirement or extinguishment of debt and any bonuses paid in connection with such financing transactions, (ii) unrealized foreign exchange (gain) loss on certain indebtedness, net, (iii) restructuring or related impairment costs and costs for programs intended to increase productivity and economic efficiency or our market share capacity, reduce cost structure, improve equipment utilization or provide additional regional capacity to better serve growth markets (not to exceed $11.0 million in the aggregate for 2005, $4.0 million in the aggregate for 2006, $12.0 million in the aggregate for 2007 and $5.0 million in the aggregate in each year thereafter), (iv) reserves for inventory in connection with plant closings, (v) stock-based and other non-cash compensation charges, charges from forgiveness of loans made to employees in connection with the purchase of equity and any tax gross-up payments made in respect of such loan forgiveness in connection with or prior to the completion of our initial public offering, (vi) certain transaction costs, including costs incurred in connection with our initial public offering and the related debt financing and the legal reorganization of Brazilian subsidiaries, (vii) costs associated with payments to management prior to the completion of our initial public offering in connection with the termination of incentive plans, (viii) non-cash charges resulting from the application of purchase accounting, (ix) any fees, expenses or charges deducted in computing net income (loss) which have been determined by management, which determination is reasonably acceptable to the administrative agent under our credit facility, to be non-recurring by virtue of changes in our method of operations pursuant to our cost reduction programs, (x) non-cash losses (net of non-cash gains) resulting from marking-to-market hedging obligations, (xi) non-cash expenses resulting from the granting of stock options, restricted stock or restricted stock unit awards under equity compensation programs solely with respect to our common stock and (xii) expenses not exceeding $5 million per year incurred as a result of the repurchase, redemption or retention of our own common stock earned under equity compensation programs solely in order to make withholding tax payments. Adjusted EBITDA, as defined in the credit facility and calculated below, may not be comparable to similarly titled measurements used by other companies. The following table provides a reconciliation from net cash provided by operating activities, which is the most directly comparable GAAP financial measure, to EBITDA and Adjusted EBITDA.

	Three Months Ended March 31,
(in thousands)	2008	2007
Net cash provided by operating activities	$29,774	$15,254
Interest expense, net	25,221	12,187
Net change in operating assets and liabilities	(11,504)	1,165
Income tax provision	3,639	1,401
Stock-based compensation	(471)	(535)
Deferred financing cost amortization	(1,095)	(918)
Deferred taxes	761	1,123
Asset impairment	—	(389)
Gain (loss) on disposition of property and equipment	—	(78)
Unrealized foreign exchange gain (loss) on indebtedness, net	1,985	(19)
Change in fair value of interest rate swaps	(12,156)	(1,563)

EBITDA	36,154	27,628
Unrealized foreign exchange (gain) loss on indebtedness, net	(1,985)	19
Change in fair value of other derivatives	(2,126)	—
Restructuring expenses	532	3,744
Non-cash impairment charges (A)	—	389
Growth program costs (B)	1,764	617
Inventory write-offs under restructuring programs	—	14
Non-cash compensation and related expenses	471	535
Non-recurring expenses resulting from cost reduction programs (C)	—	(102)

Adjusted EBITDA	$34,810	$32,844

(A)	In accordance with the definition of Adjusted EBITDA in our credit facility, non-cash impairment charges resulting from application of Statement of Financial Accounting Standards Nos. 141, 142 and 144 have been added back to Adjusted EBITDA.

(B)	In accordance with the definition of Adjusted EBITDA in our credit facility, as amended on May 2, 2007, growth programs are those intended to increase productivity and economic efficiency or the market share capacity of the Company, reduce cost structure, improve equipment utilization or provide additional regional capacity to better serve growth markets. These growth program costs for the three months ended March 31, 2008 and 2007 include expenses incurred for the Company’s lean manufacturing initiatives, expansion into Vietnam and other such programs.

(C)	In accordance with the definition of Adjusted EBITDA in our credit facility, certain fees, expenses and charges deducted in computing net income determined by us to be non-recurring, which determination was accepted by the administrative agent under the facility, by virtue of changes in our method of operations pursuant to our cost reduction programs have been added back to Adjusted EBITDA for the three months ended March 31, 2008 and March 31, 2007. These fees, expenses and charges are presented in the following table:

(in thousands)	Three Months Ended March 31, 2008	Three Months Ended March 31, 2007
Environmental charges in connection with facilities closures pursuant to cost reduction programs (1)	$—	$(200)
Certain operating costs incurred in connection with the transition of production operations from closed facilities to other facilities (2)	—	98

Total	$—	$(102)

(1)	For the three months ended March 31, 2007, reflects the reversal of amounts accrued in prior periods.

(2)	For the three months ended March 31, 2007, the amount includes added operating costs related to facility closures in Italy.